Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the (i) incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-196012, 333-167887, 333-134630, 333-115841 and 333-85900) and Form S-3 (Nos. 333-197345 and 333-207191) of Harvest Natural Resources, Inc. (“Harvest”) and (ii) inclusion in the preliminary proxy statement to be filed with the Securities and Exchange Commission (the “SEC”) on or about July 18, 2016, and any amendments or supplements thereto, including without limitation the definitive proxy statement to be filed with the SEC (collectively, the “Proxy Statement”), of Harvest of our report dated June 19, 2015 relating to the financial statements of Petrodelta, S.A. at December 31, 2014 presented in accordance with International Reporting Standards, which appears in the Proxy Statement.

By PGFA Perales, Pistone & Asociados

/s/ Jose G. Perales S.

Valencia, Venezuela

July 18, 2016